 AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

C2 BLOCKCHAIN, INC.

The undersigned, Levi Jacobson, as Director of C2 Blockchain, Inc., a Nevada corporation (the “Corporation”), hereby certifies that:

1. He is a Director of C2 Blockchain, Inc., a Nevada corporation.

2. The Amended and Restated Articles of Incorporation of the Corporation have been duly adopted by the Corporation’s Board of Directors and approved by the holders of a majority of the outstanding voting power of the Corporation in accordance with the Nevada Revised Statutes.

3. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation shall be C2 Blockchain, Inc.

ARTICLE II

PERIOD OF DURATION

The Corporation shall exist in perpetuity unless dissolved in accordance with the laws of the State of Nevada.

ARTICLE III

PURPOSES AND POWERS

1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Revised Statutes.

2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Revised Statutes.

3. Issuance of Shares. The Board of Directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a Certificate of Designation properly filed with the Secretary of State of the State of Nevada.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is One Billion Five Hundred Twenty Million (1,520,000,000) shares, par value $0.001 per share, consisting of One Billion Five Hundred Million (1,500,000,000) shares designated as Common Stock, and Twenty Million (20,000,000) shares designated as Preferred Stock.

Each share of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote of stockholders except as otherwise required by law or provided in these Articles of Incorporation. Holders of Common Stock shall be entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor and, upon any liquidation, dissolution, or winding up of the Corporation, shall be entitled to share ratably in the net assets of the Corporation after payment of all debts and other liabilities of the Corporation and subject to the prior rights of any outstanding Preferred Stock. No holder of any shares of the Corporation shall have any preemptive or preferential right to acquire additional shares or securities of the Corporation.

The Corporation is authorized to issue Twenty Million (20,000,000) shares of Preferred Stock, par value $0.001 per share. Of such Preferred Stock, Five Million (5,000,000) shares are hereby designated as Series A Preferred Stock. The remaining Fifteen Million (15,000,000) shares of Preferred Stock shall remain undesignated and may be issued from time to time in one or more series with such designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as may be fixed by resolution of the Board of Directors in accordance with Nevada law.

The rights, preferences, privileges and restrictions of the Series A Preferred Stock shall be as follows:

Each share of Series A Preferred Stock shall be entitled to one hundred (100) votes per share on all matters submitted to a vote of the stockholders. The holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class except where separate class voting is required by Nevada law.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into one hundred (100) fully paid and non-assessable shares of Common Stock. Conversion shall be subject to the availability of sufficient authorized and unissued shares of Common Stock at the time of conversion. No fractional shares shall be issued upon conversion, and the Corporation may pay cash in lieu of fractional shares.

The Series A Preferred Stock shall not be entitled to cumulative dividends and shall participate in dividends only if and when declared by the Board of Directors.

Upon any liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock shall be entitled to receive, prior to any distribution to holders of Common Stock, an amount equal to the par value of such shares, and thereafter shall participate with the holders of Common Stock on an as-converted basis.

The Series A Preferred Stock shall not be redeemable unless approved by the Board of Directors.

ARTICLE V

CUMULATIVE VOTING

In any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which, except for this Article as to cumulative voting, such holder would be entitled to cast for the election of directors with respect to such holder’s shares of stock multiplied by (ii) the number of directors to be elected in the election in which such class or series of shares is entitled to vote, and each stockholder may cast all of such votes for a single director or for any two or more of them as such stockholder may see fit. To exercise the right of cumulative voting, one or more stockholders requesting cumulative voting must give written notice to the President or Secretary of the Corporation that such stockholder desires that the voting for the election of directors be cumulative.

ARTICLE VI

TRANSACTIONS WITH INTERESTED DIRECTORS OR OFFICERS

No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or have a financial interest, shall be either void or voidable solely because of such relationship or interest or solely because such director or officer is present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because such director’s or officer’s vote is counted for such purpose, if:

(a) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(b) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote thereon, and they authorize, approve or ratify such contract or transaction in good faith by a majority vote or written consent; provided that any interested director or officer who is also a stockholder may vote his or her shares in such stockholder vote; or

(c) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized or approved.

Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

ARTICLE VII

INDEMNIFICATION

The Corporation is authorized to provide indemnification of its directors, officers, employees and agents, whether by bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification expressly permitted by Section 78.751 of the Nevada Revised Statutes for breach of duty to the Corporation and its stockholders, subject only to the applicable limits upon such indemnification as set forth in the Nevada Revised Statutes. Any repeal or modification of this Article VII or Article XI shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

ADOPTION AND AMENDMENT OF BYLAWS

The initial Bylaws of the Corporation shall be adopted by its Board of Directors. Subject to repeal or change by action of the stockholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE IX

RESIDENT AGENT

The name of the Corporation's resident agent and the street address is Registered Agents Inc., 401 Ryland Street, Suite 200-A, Reno, NV 89502.

The resident agent may be changed in the manner permitted by law.

ARTICLE X

BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by the Bylaws of the Corporation.

ARTICLE XI

LIMITATION OF LIABILITY OF DIRECTORS AND

OFFICERS TO CORPORATION AND SHAREHOLDERS

No director or officer shall be liable to the Corporation or any stockholder for damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (a) shall be liable under NRS 78.300 or any amendment thereto or successor provision thereto, or (b) shall have acted or failed to act in a manner involving intentional misconduct, fraud or a knowing violation of law. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by the Nevada Revised Statutes or as may be permitted in the future by changes or enactments in Nevada law, including without limitation NRS 78.300.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 4th day of March 2026.

/s/ Levi Jacobson
Levi Jacobson
Director